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                                                                     EXHIBIT 5.2


                           SHER GARNER CAHILL RICHTER
                       KLEIN MCALISTER & HILBERT, L.L.C.

                              TWENTY-EIGHTH FLOOR
                              909 POLYDRAS STREET
                           NEW ORLEANS, LA 70112-1033
                       (504) 299-2100 FAX (504) 299-2300


                                August 2, 2001


Pride International, Inc.
5847 San Felipe
Suite 3300
Houston, Texas 77057

      Re: Registration of not more than 62,894,980 shares of the no par value common stock of Pride International, Inc.

Ladies and Gentlemen:

      We are acting as special Louisiana counsel to Pride International, Inc., a Louisiana corporation (the "Company"). We have been asked to render certain opinions in connection with the Registration Statement (the "Registration Statement") on Form S-4 to be filed by the Company, and PM Merger, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("PM Merger"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed offering of not more than 62,894,980 shares of the Company's no par value common stock (together with the preferred share purchase rights that trade with such common stock, the "Shares") to be issued by the Company to the former shareholders of Marine Drilling Companies, Inc., a Texas corporation ("Marine") as consideration for the merger (the "Merger") of Marine with and into AM
Merger, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("AM Merger") with AM Merger as the surviving corporation, pursuant to that certain Agreement and
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Plan of Merger by and among the Company, PM Merger, Marine, and AM Merger, dated
May 23, 2001 (the "Merger Agreement") all as more thoroughly described in the Registration Statement. Unless otherwise defined, capitalized terms used herein shall have the respective meanings set forth in the Registration Statement.

      We do not represent the Company on a general or regular basis and, accordingly, have no detailed information concerning its business or operations. No member of this firm is an officer or director of the Company. In our capacity as special Louisiana counsel to the Company in connection with this opinion letter (the "Opinion"), we have reviewed the following documents:

      1. a copy of the Amended and Restated Articles of Incorporation of the Company, as amended, certified by the Secretary of the Company and by the Louisiana Secretary of State on July 31, 2001 (the "Articles of Incorporation");

      2. a copy of the Bylaws of the Company, certified by the Secretary of the Company (the "Bylaws");

      3. an original Certificate of Good Standing for the Company from the Louisiana Secretary of State dated July 31, 2001;

      4.    a copy of the Registration Statement;

      5.    a copy of the Merger Agreement;

      6. resolutions of the Board of Directors of the Company, certified by the Secretary of the Company; and

      7. such other documents as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

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      We have also relied upon a certificate from the Secretary of the Company
(the "Secretary Certificate") with respect to the accuracy of the material factual matters contained in such certificate, without undertaking to verify the same by independent investigation.

      Subject to the assumptions, qualifications, exceptions, and limitations set forth in this Opinion, we are of the opinion that:

      1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana.

      2. The Shares are duly authorized, and upon the effectiveness of the Merger under La. R.S. 12:114, shall be validly issued, fully paid and nonassessable.

      For purposes of this Opinion we have assumed, with your permission and without independent investigation, the following:

      1. the genuineness of all signatures on all documents and certificates referred to herein or relied upon by us, and the conformity to original documents of documents submitted to us as conformed, certified, or photostatic copies;

      2.    the accuracy of all statements made in the Secretary Certificate;

      3. in rendering the opinions expressed in opinion number 2 above, with respect to the offer, issuance, and delivery by the Company of the
            Shares:

                  (a) except for the Louisiana Business Corporation Law (Louisiana Revised Statutes 12:1 - 12:178) (the "LBCL"), each such offer, issuance, and delivery and the execution, delivery, and performance of the Merger Agreement and the documents relating thereto (the "Transaction Documents") or delivered in connection therewith, the performance of any oral agreements relating thereto (the "Oral Agreements"), and the consummation of the transactions contemplated thereby, as to the Company


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                  or any other party thereto, did not, and will not, violate, result in a breach of, or conflict with any law, rule, regulation, order, judgement or decree, in each case whether then or subsequently in effect;


                  (b) at the time thereof and at all times subsequent thereto, the persons authorizing each such offer, issuance, delivery, execution, performance or transaction for the Company or for any such other party did not violate any fiduciary or other duty owed by them;

                  (c) no event shall take place which will cause any such offer, issuance, delivery, execution, performance, or transaction not to comply with any such law, rule, regulation, order, judgment, decree or duty, or which will permit the Company or any such other party at any time thereafter to cancel, rescind, or otherwise avoid such offer, issuance, delivery, execution, performance, transaction, document, or oral agreement;

                  (d) there will be no misrepresentation or omission by the Company, any such other party, or any other person or entity in connection with any such offer, issuance, delivery, execution, performance, or transaction;

                  (e) each other party to each such offer, issuance, delivery, execution, performance, or transaction, (A) has duly and validly taken, or will duly and validly take, all necessary corporate or other proceedings of the directors (or a committee of directors), stockholders, and all other bodies to authorize the execution, delivery, and performance of the Transaction Documents, the performance of the Oral Agreements, and the consummation of such transactions; (B) did not and will not, at any time, violate or result in a breach of any term of its articles of incorporation, bylaws, or other governing documents by such disposition, execution, delivery, performance, or transaction; (C) will have the power, authority, and capacity to consummate each such disposition, and transaction, to execute, deliver, and perform each Transaction Document, and to perform

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                  each Oral Agreement; and (D) duly authorized each such
                  disposition, and transaction, duly authorize, execute, and deliver each such document, and duly authorize each such oral agreement, and all such documents and oral agreements constitute the legal, valid and binding obligations of such other party, and are enforceable as to such other party in accordance with their terms;

                  (f) each such offer, issuance, delivery, execution, performance, or transaction by the Company, each such disposition by the other party thereto, the execution, delivery, and performance of each such document, the performance of each such Oral Agreement, and the consummation of each such transaction, by the Company and the other party thereto, did not and will not violate, result in a breach of, conflict with or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company or any such other party is or becomes a party or to which any of them or any of their respective properties, assets or security holders are or will be subject;

                  (g) each Transaction Document has been duly executed, delivered, and performed by the Company;

                  (h) each Oral Agreement, if any, has been duly performed by the Company, constitutes the legal, valid and binding obligation of the Company, and is enforceable as to the Company in accordance with its terms;

                  (i) the officers of the Company purporting to sign the stock certificates either manually or by facsimile did in fact execute the certificates;
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                  (j) the corporate seal of the Company will be properly affixed to the stock certificates;

                  (k) none of the shareholders of Marine and none of such other parties is subject to any impediment to which investors or contracting parties generally are not subject which would affect the opinions expressed in opinion number 2; and

                  (l) countersignatures of the transfer agent and registrar are valid and binding on the transfer agent and registrar.

      4. no dividends have been paid by the Company and no distributions of assets of the Company have occurred in violation of, or contrary to, the provisions of the LBCL; and

      5. no facts now exist or will in the future exist that may provide a basis for disregarding the separate corporate entity of the Company, AM Merger or PM Merger.


      We have made no investigation or inquiry to determine the accuracy of the foregoing assumptions and are not responsible for the effect of the inaccuracy of any of these assumptions on the opinions expressed herein.

      This Opinion is rendered solely as to matters of Louisiana law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of Louisiana. We are not opining as to any federal or state securities laws or the laws of the United States of America. To the extent, if any, that the laws of any jurisdiction other than the State of Louisiana may be applicable to any of the transactions, documents or matters referred to herein, we express no opinion with respect to any such laws or their effect on any of the transactions, documents or matters. This Opinion expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a
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warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above. The opinions expressed herein are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date of this letter. We undertake no responsibility to advise you of any changes in the law or the facts after the date hereof that would alter the scope or substance of the opinions expressed herein. We hereby consent to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this Opinion with the Commission as an exhibit to the Registration Statement. The Opinion may not be otherwise used, circulated or quoted, either in whole or in part, without the prior written consent of this firm.

                                          Very truly yours,

                                      /s/ SHER GARNER CAHILL RICHTER
                                          KLEIN MCALISTER & HILBERT, L.L.C.
                                          ---------------------------------
                                          SHER GARNER CAHILL RICHTER
                                          KLEIN MCALISTER & HILBERT, L.L.C.